                                                                 Exhibit 5(b)



THE FRANKLIN LIFE
INSURANCE COMPANY
Springfield, Illinois



                                                   A Legal Reserve Stock Company

                                                            Single
                                                              Stipulated Payment
Contract Number


Name of Annuitant


First Contract Year Begins


Maturity Date


Beneficiary




     The Franklin Life Insurance Company agrees to pay a life annuity consisting of a series of monthly income payments if the Annuitant is living on the Maturity Date. The first such payment will be made on the Maturity Date and subsequent payments will be made on the same day of each month thereafter so long as the Annuitant shall live. The dollar amount of such payments will be determined as provided in provisions 24, 25, 26 and 28 for the First Settlement Option.

     Upon receipt of due proof of the death of the Annuitant occurring before the Maturity Date, the Company agrees to pay to the Beneficiary the Cash Surrender Value at the Valuation Date coincident with or next following the date on which written notice of death is received by the Company.

     The provisions on this and the following pages are part of the Contract.

          Signed for the Company at Springfield, Illinois




               Secretary                                         President


                         A BRIEF DESCRIPTION OF THIS CONTRACT

This is a Single Payment Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date.

           ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
           WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
           ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.



FORM 1171

                                     POLICY DATA


             Date of Issue    DECEMBER 1, 1970       MALE 35     Age and Sex

           Contract Number    1234567             $10,000.00     Single
                                                                 Stipulated
                                                                 Payment
         Name of Annuitant    BENJAMIN FRANKLIN

First Contract Year Begins    DECEMBER 1, 1970

             Maturity Date    DECEMBER 1, 2000

               Beneficiary    DEBORAH FRANKLIN, WIFE



                                  STIPULATED PAYMENT


Single Stipulated Payment $ 10,000.00 including the premium for any Additional Benefits described below.

Account allocation of Single Stipulated Payment excluding premium for Additional Benefits provided by Supplemental Agreement.

          Fixed Dollar Annuity 50.0%               Separate Account 50.0%



                           SCHEDULE OF ADDITIONAL BENEFITS
                       (as provided by Supplemental Agreement)


Form                                                             Single
Number              Description of Benefits                      Premium

---                 NONE                                           ---



FORM 1171                                                             PAGE 2

                                GENERAL DEFINITIONS
1. DEFINITIONS      As used in this contract, the terms:
                    (a) "Variable Annuity" means an annuity with payments varying in amount in accordance with the net investment experience of the Separate Account;
                    (b) "Fixed Dollar Annuity" means an annuity with payments which remain fixed as to dollar amount throughout the payment period;
                    (c) "Stipulated Payment" means an amount paid to the Company under this contract as a consideration for the benefits described herein, and includes the premium for any additional benefits provided by Supplemental Agreement;
                    (d) "General Account" means all assets of the Company other than those in a Separate Account. Reserves for any fixed dollar benefits shall be maintained in the General Account;
                    (e) "Separate Account" means those assets of the Company in a segregated investment account entitled "Franklin Life
                    Variable Annuity Fund A" established by the Company pursuant to Illinois law;
                    (f) "Cash Surrender Value" means the value of the Accumulation Units credited to this contract determined on the basis set forth in the Valuation Provisions;
                    (g) "Valuation Date" means the date as of which the Accumulation Unit value is determined;
                    (h) "Valuation Period" means the period, as determined by the Company, of not more than 7 calendar days beginning on the day after any Valuation Date and ending on the next
                    Valuation Date;
                    (i) "Accumulation Unit" means a unit used to measure the value of an Owner's fixed dollar annuity or interest in the Separate Account prior to the date on which annuity payments commence; (See provision 19 dealing with accumulation unit values.)
                    (j) "Annuity Unit" means a unit used to determine the amount of each annuity payment after the first; (See provision 27 dealing with annuity unit values.)
                    (k) "Attained Age" of the Annuitant on any date after the Date of Issue means the age of the Annuitant at issue as shown on page 2 plus the number of years, including fractions, elapsed from the Date of Issue to such date;
                    (l) "Written Request" means a written request satisfactory to the Company, filed at its Home Office in Springfield, Illinois.

                                  GENERAL PROVISIONS
2. THE CONTRACT     CONSIDERATION-ENTIRE CONTRACT: This contract has been issued in consideration of the application and of the payment of the stipulated payment as provided. This contract and the application, a copy of which is attached to and made a part of this contract, constitute the entire contract and shall be construed according to the laws of the jurisdiction where it is made.
                    STATEMENTS IN APPLICATION: All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement shall be used in defense to a claim under this contract unless it is contained in the application and unless a copy of the application is attached to this contract when issued.
                    MODIFICATION: Any change in this contract will be valid only when it is approved in writing by the President or Secretary of the Company, and the approval is endorsed on the contract or otherwise recorded as the Company may require. No agent or person other than the above has the authority to change, modify or waive any provision of this contract or to extend the time for paying the stipulated payment.

3. INCONTESTABILITY This contract will be incontestable after it has been in force during the lifetime of the Annuitant for 2 years from its date of issue, and except as to the terms of any provision for accidental death benefits.

4. SUICIDE          If within 2 years from date of issue the Annuitant (whether sane or insane) shall die by suicide, this contract shall automatically terminate and the amount payable in lieu of all other benefits shall be limited to the Cash Surrender
                    Value at the date of death plus the sum of the additional premiums paid prior to death for any Supplemental Agreement attached to this contract.

5. AGE AND SEX      If the age or sex of the Annuitant has been misstated, the amounts payable and any benefits accruing hereunder shall be such as the stipulated payment paid would have purchased at the correct age and sex of the Annuitant. Any underpayments already made by the Company shall be made up immediately and any overpayments made by the Company shall be charged against the benefit falling due after adjustment, with compound interest at 5.7% a year in advance.

6. OWNERSHIP AND    OWNER: The Owner of this contract will be the Annuitant
      ASSIGNMENT    unless otherwise designated in the application for this
                    contract or otherwise provided by endorsement at date of issue or unless subsequently changed as provided below.
                    The relationship of the Owner is the relationship to the Annuitant, unless otherwise stated.
                    During the Annuitant's lifetime, all rights under this contract belong exclusively to the Owner unless the Owner provides otherwise by written request. Such rights include the right to assign or surrender this contract and to exercise, receive and enjoy every other right, option and privilege conferred by this contract or allowed by the Company.
                    CHANGE OF OWNERSHIP: The Owner may designate a new Owner and may designate or change a Contingent Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such designation or change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for designation or change was received at the Home Office.
                    At the death of the Owner during the Annuitant's lifetime, the Contingent Owner, if any, will become the Owner, but if no Contingent Owner is then living, ownership will pass to the estate of the Owner.
                    ASSIGNMENT: No assignment of this contract will be binding on the Company unless the assignment is in writing and filed at the Home Office. The Company is not responsible for the validity of any assignment.


FORM 1171                                                             PAGE 3

7. BENEFICIARY      DETERMINATION OF BENEFICIARY:  The Beneficiary to receive
                    any death benefit will be designated on page 2 of this contract, unless otherwise provided by endorsement at date of issue or unless subsequently changed as provided below.
                    The relationship of the Beneficiary is the relationship to the Annuitant, unless otherwise stated.
                    When any benefit becomes due by reason of the Annuitant's death, the benefit will be paid equally to the Beneficiaries then living in the following order (unless otherwise provided):
                    (1)  the primary Beneficiaries;
                    (2) the first contingent Beneficiaries, if any, provided none of the primary Benefiaries are living;
                    (3) the second contingent Beneficiaries, if any, provided none of the primary and first contingent Beneficiaries are living.
                    If no Beneficiary be living at death of the Annuitant, the death benefit will be paid to the Owner or the executors or administrators of the Owner.
                    CHANGE OF BENEFICIARY: Any Beneficiary may be changed by the Owner at any time during the Annuitant's lifetime by filing a written request at the Home Office of the Company. Such change will take effect only when endorsed upon this contract or otherwise recorded as the Company may require, but upon endorsement or recording the change will relate back to, and take effect as of, the date said written request was signed whether or not the Annuitant be living at the time of such endorsement or recording, subject to the rights of any Assignee of record with the Company and subject to any payment made or action taken by the Company before the written request for change was received at the Home Office.
                    CLAIM OF CREDITORS: Any amount due any Beneficiary under this contract will be exempt from the claims of creditors of such Beneficiary to the extent permitted by law and may not be assigned or withdrawn before becoming payable unless otherwise agreed to by the Company.

8. SETTLEMENT       Any death benefit becoming due is payable immediately upon receipt at the Home Office of the Company of due proof of death. If any settlement is not made by payment of a single sum, a Supplementary Contract will be issued by the Company which shall set forth the terms and conditions of payment.
                    In any settlement of this contract, by reason of death, surrender or otherwise, the Company may require return of this contract.

9. CASH SURRENDER   The Owner may surrender this contract for its Cash
            VALUE   Surrender Value by written request at any time before the
                    commencement of annuity payments. The portion of the contract in either Account may be surrendered, provided that portion of the total Stipulated Payment allocated to the other Account on the date of surrender was at least equal to the minimum amount required by the Company under its usual underwriting practices on that date.

                    The Cash Surrender Value will be computed on the Valuation Date coincident with or next following the date written request for surrender is received by the Company at the Home Office, and any cash payment will be made within 7 days thereafter except as the Company may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request is received.

10. NONQUALIFICA-   In the event that this contract fails to qualify as a
TION OF CONTRACT    "qualified pension, profit sharing or annuity contract",
                    the Franklin shall have the right, upon receiving notice of such fact, to transfer as of the date of receipt of such notice, the portion of this contract in the Separate Account to the General Account less a deduction for the appropriate part attributable to this contract of any Federal income tax payable by Franklin which would not have been payable if this contract had been at all times a "qualified pension, profit sharing or annuity contract." Thereafter, only fixed dollar annuity or fixed dollar instalment benefits will be available under any Settlement Option. The Franklin reserves the right to require proof of this contract's qualification under the Internal Revenue Code prior to commencement of any variable annuity or variable instalment benefit. "Qualified pension, profit sharing, or annuity contract" means any contract in this form which implements a plan or agreement which meets the requirements for qualification under Sections 401 or 403(a) of said Code or is being purchased under Section 403(b) for an employee by an organization described in Section 501 (c) (3) and exempt from taxation under Section 501 (a), or is being purchased under Section 403 (b) for an employee by a public school described in Sections 403 (b) (1) (A) (ii) and 151 (e) (4).
                    As used in this contract, all references to sections of the Internal Revenue Code mean said sections as now or hereafter amended, or any corresponding provisions of prior or subsequent United States Revenue laws.

11. PROOF OF        The Company shall have the right to require evidence of the
    SURVIVAL        survival of any payee at the time any payment to such Payee is due.

12. NONPARTICI-     This contract is nonparticipating and will not share in the
    PATING          surplus earnings of the Company.


13. VOTING RIGHTS   The Owner shall have the right to vote at the meetings of
                    the Separate Account Contract Owners. Ownership of this contract shall not entitle any person to vote at any meeting of shareholders of the Company. Votes attributable to the contract shall be cast in conformity with the provisions of the Rules and Regulations of the Separate Account.

14. OWNERSHIP OF    The Company shall have exclusive and absolute ownership
    ASSETS AND      and control of its assets, including all assets in the
    DETERMINATION   Separate Account.  Determination by the Company of the
    OF VALUES       value of an Accumulation Unit and an Annuity Unit by
                    the method described in this contract will be conclusive upon the Owner, the Annuitant, and any Beneficiary.

15. STIPULATED      The Stipulated Payment is due on the date of issue and is
    PAYMENT         payable in advance.


16. NET STIPULATED  The Net Stipulated Payment is equal to (a) 95% of the amount
    PAYMENT obtained by deducting from the Stipulated Payment any premium for additional benefits provided by Supplemental Agreement attached to this contract, less (b) any premium taxes on such Stipulated Payment and a contract service charge of $100.


FORM 1171                                                             PAGE 4

                                 VALUATION PROVISIONS

17. ADDITIONAL      Each month during the first 5 contract years, the Company
    FIXED DOLLAR    will increase the number of Fixed Dollar Annuity
    ANNUITY         Accumulation Units in the General Account by a number
    ACCUMULATION    which is equivalent to a 1% a year additional net
    UNITS           investment rate.  Each month during the 6th to 10th contract years, inclusive, the Company will increase the number of Fixed Dollar Annuity Accumulation Units in the General
                    Account by a number which is equivalent to a 1/2% a year additional net investment rate. By action of its Directors, the Company may credit additional Fixed Dollar Annuity
                    Accumulation Units at any time.

18. NET INVESTMENT  (a) The net investment rate for any Valuation Period
    RATE AND NET    for the General Account is guaranteed, and is
    INVESTMENT      equivalent to an investment rate of 3 1/2%  compounded
    FACTOR          annually, except that, for benefits provided by the Fifth,
                    Sixth and Seventh Settlement Options it shall be 3% compounded annually.

                    (b) The net investment rate for any Valuation Period for the Separate Account is equal to the gross investment rate for that Account for the period expressed in decimal form to 8 places less a deduction of .00003945 for each day of such Valuation Period. Such gross investment rate is equal to
                    (i) the investment income for the Valuation Period, plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Separate Account less a deduction for any applicable taxes arising from such income and realized and unrealized capital gains attributable to the assets of the Separate Account, divided by (ii) the value of the assets in the Separate Account at the beginning of the Valuation Period. The gross investment rate may be positive or negative.

                    (c) The net investment factor for each Account is the sum of
                    1.00000000 plus the net investment rate for the Account.

19. ACCUMULATION    The value of both the Fixed Dollar Annuity Accumulation
    UNIT VALUE      Unit and the Separate Account  Accumulation Unit was
                    established at $10.00 as of July 1, 1971. The value, of an Accumulation Unit of either type on the last day of any subsequent Valuation Period is determined by multiplying such value on the last day of the immediately preceding
                    Valuation Period by the net investment factor for the current Valuation Period. The value of an Accumulation Unit as of any date other than a Valuation Date is equal to its value as of the immediately following Valuation Date.

20.  REPORTS TO     The Company will send the Owner at least  once in each
     THE OWNER      contract year after the first (a) a statement which
                    reflects the investment results for the preceding year, and
                    (b) a statement which reflects the value of the Accumulation
                    Units credited to the contract in all cases where the contract provides for Cash Surrender Value.

                                SETTLEMENT PROVISIONS

21. GENERAL         Subject to these provisions,  the whole or any part (but in
    CONDITIONS OF   no case less than $2,000) of the proceeds due the Payee
    SETTLEMENT      in settlement  of this contract may  be made payable in
                    accordance with one of the following options, or in any other manner that may be agreed upon with the Company.
                    Any election, or change or revocation thereof, must be filed with the Company at its Home Office before settlement has been made and shall be effective only when attached hereto or endorsed hereon or otherwise recorded as the Company may require. The Change of Beneficiary provision under this contract shall apply to any election or change of election of an option prior to settlement date. If no election is in effect on the settlement date, the Payee entitled to the proceeds may at that time make such election. No settlement option will be available without the consent of the Company if this contract is assigned, or if the Payee is a corporation, association, partnership, trustee or estate.

                    The Payee under a settlement option operative on or after the death of the Annuitant shall be the Beneficiary during the lifetime of such Beneficiary. The Payee under a settlement option operative on or after surrender of this contract shall be the Annuitant during the lifetime of such Annuitant.

                    Any settlement of this contract in accordance with the first paragraph on the face hereof, or under one of the first four settlement options in provision 23, shall be subject to the satisfactory proof of age of any Payee.

22.  DATE OF        The right to interest will accrue under the Seventh Option
     PAYMENT        in provision 23, and the first income payment will be
                    made under any other option as of the date when the proceeds of this contract would otherwise be payable.

23.  SETTLEMENT     FIRST OPTION-Life Annuity- An annuity payable monthly
     OPTIONS        during the lifetime of the Payee, ceasing with the last
                    payment due prior to the death of the payee.
                    SECOND OPTION-Life Annuity with 120, 180 or 240 Monthly
                    Payments Guaranteed-An annuity payable monthly during the lifetime of the Payee including the guarantee that if, at the death of the Payee, payments have been made for less than 120 months, 180 months or 240 months (as selected), payments shall be continued during the remainder of the selected period.
                    THIRD OPTION-Unit Refund Life Annuity-An annuity payable monthly during the lifetime of the Payee, ceasing with the last payment due prior to the death of the Payee; provided that, at the death of the Payee, the Beneficiary will receive an additional payment of the then dollar value of the number of Annuity Units equal to the excess, if any, of
                    (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit value at the effective date of the first annuity payment and (b) is the number of Annuity Units represented by each payment multiplied by the number of payments made.
                    FOURTH OPTION-Joint and Last Survivor Life Annuity-An annuity payable monthly during the joint lifetime of the Payee and a secondary Payee, and thereafter during the remaining lifetime of the Survivor, ceasing with the last payment prior to the death of the survivor.
                    FIFTH OPTION-Payments for a Designated Period-An amount payable monthly for the number of years selected which may be from 1 to 30 years.


FORM 1171                                                             PAGE 5

                    SIXTH OPTION-Payments of a Specified Dollar Amount-The amount due may be paid in equal annual, semiannual, quarterly or monthly instalments of a designated dollar amount (not less than $75. a year per $1,000 of the original amount due) until the remaining balance is less than the amount of one instalment. To determine the remaining balance in either Account at the end of any valuation period such balance at the end of the previous period is decreased by the amount of any instalment paid during the period and the result multiplied by the net investment factor for the period. If the remaining balance at any time is less than the amount of one instalment, such balance will be paid and will be the final payment under the option.
                    SEVENTH OPTION-Investment Income-The amount due may be left on deposit with the Company in its General Account and a sum will be paid annually, semiannually, quarterly or monthly, as selected, which shall be equal to the net investment rate for the period multiplied by the amount remaining on deposit.

24. ALLOCATION      At the time election of one of the first 5 settlement
    OF ANNUITY      options is made, the person electing the option may
                    further elect to have the Cash Surrender Value (amount due) applied to provide a variable annuity, a fixed dollar annuity or a combination of both. Election of the Sixth
                    Option may specify that the net investment factor for the Separate Account or the General Account is to apply or the amount due may be split between the two Accounts. If no election is made to the contrary, that portion of the amount due from the Separate Account shall be applied to provide a variable annuity and that portion of the amount due from the General Account shall be applied to provide a fixed dollar annuity. Election of the Seventh Option shall constitute election of fixed income.

25. VARIABLE        After the first monthly payment for a variable annuity has
    ANNUITY         been determined in accordance with provision 28, the
                    number of Separate Account Annuity Units is determined by dividing that first monthly payment by the Separate Account
                    Annuity Unit value at the effective date of the first annuity payment. Once variable annuity payments have begun, the number of annuity units remains fixed. The method of calculating the unit value is described in provision 27.

                    The dollar amount of the second and subsequent variable annuity payments is not predetermined and may change from month to month. The actual amount of each variable annuity payment after the first is determined by multiplying the number of Separate Account Annuity Units by the Separate Account Annuity Unit Value, as described in provision 27, for the date on which the payment is due.

                    The Company guarantees that the dollar amount of variable annuity payments shall not be affected by variation in the actual mortality experience of Payees from the mortality assumption as used in determining the first monthly payment.

26. FIXED DOLLAR    After the first monthly payment for a fixed dollar
         ANNUITY    annuity has been determined in accordance with provision
                    28, the number of Fixed Dollar Annuity Units is determined by dividing the first monthly payment by the Fixed Dollar
                    Annuity Unit value.  Such value will always equal $1.00.
                    Once fixed dollar annuity payments have begun, the number of Annuity Units remain fixed. Although fixed dollar annuity payments may never be less than the first monthly payment, each payment certain after the first under the Second or Fifth Option and the net investment rate applied under the Sixth and Seventh Options may be increased as a result of excess credits declared by the Board of Directors of the Company.

27. ANNUITY UNIT    The value of the Fixed Dollar Annuity Unit is fixed at
           VALUE    $1.00.  The value of the Separate Account Annuity Unit for
                    July 1, 1971 was fixed at $1.00 and for each day thereafter is determined by multiplying the value of the Separate
                    Account Annuity Unit on the preceding day by the Annuity
                    Change Factor for the Valuation Period ending on the 10th preceding day or by 1.0 if no Valuation Period ended on the 10th preceding day. The Annuity Change Factor is equal to the amount determined by dividing the net investment factor for such Valuation Period by an amount equal to one, (1) plus the interest rate for the number of calendar days in such Valuation Period at the effective annual rate of 3 1/2%.

28. ANNUITY TABLES  The Tables  below show the dollar amount of the first monthly payment for each $1,000 applied under the first 5 settlement options. Under the First, Second or Third Options, the amount of each payment will depend upon the sex of the Payee and the Payee's adjusted age at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the sex of both Payees and their adjusted ages at the time the first payment is due. Adjusted age is determined in accordance with the following table:


                    CALENDAR YEAR OF BIRTH                    ADJUSTED AGE
                      Before 1900-------------------Actual Age increased by 1
                      1900-1919---------------------Actual Age
                      1920-1939---------------------Actual Age decreased by 1
                      1940-1959---------------------Actual Age decreased by 2
                      1960-1979---------------------Actual Age decreased by 3
                      After 1979--------------------Actual Age decreased by 4

                    Actual age, as used in the table above shall mean age nearest birthday at the time the first payment is due.

                    If it would produce greater benefits, the Company agrees that the first monthly payment to the Annuitant will be 103% of the first monthly payment produced by a then currently issued immediate annuity of the same form with a single Stipulated Payment equal to the Cash Surrender Value which is being applied under this contract.

29.  MINIMUM        No election of any settlement option may be made under the
     PAYMENTS       contract for any Payee unless such election would
                    produce a first payment of at least $25. to that Payee and if a combination benefit is elected, no election may be made unless the first payment from each Account would be $25. to the Payee. If at any time any payments to be made to any Payee from either Account are or become less than $25. each the Company shall have the right to change the frequency of payments to such interval as will result in the payment of at least $25. or if any payment would be less than $25. a year the Company may make such other settlement as may be equitable to the Payee.


FORM 1171                                                             PAGE 6

30. DESCRIPTION     The tables for the First, Second, Third and Fourth
    OF TABLES       Options in provision 23 are based on the  Progressive
                    Annuity Table assuming births in the year 1900 and a net investment rate of 3 1/2% a year. The tables for the Fifth
                    Option are based on a net investment rate of 3% for the General Account and 3 1/2% for the Separate Account.

31. PAYMENT OF      If any Payee dies while receiving payments under a
    GUARANTEED      settlement option, the present values at the current
    MONTHLY         dollar amount, on the date of death, of any remaining
    PAYMENTS        guaranteed number of payments or any then remaining balance of proceeds under the Sixth or Seventh Options, will be paid in one sum to the executor or administrators of the Payee unless other provision shall have been previously made and approved by the Company. Calculations for such present value of guaranteed payments remaining will assume a net investment rate of 3%; a year in the General Account for the Fifth Option and 3 1/2% a year for all other General Account and all Separate Account options.

32. OPTION TO       Upon written request by the Owner and any assignee and
    BEGIN MONTHLY   irrevocable beneficiary, the commencement of monthly
    INCOME AT       income may be deferred and this contract continued
    LATER DATE      until any contract anniversary after the Maturity Date
                    but not beyond the contract anniversary on which the attained age of the Annuitant is 75. In the event of the death of the Annuitant during the period during which monthly income is deferred, the Company will, upon receipt of due proof of such death, pay to the Beneficiary the Cash
                    Surrender Value on the Valuation Date coincident with or next following the date written notice of death is received by the Company.

33.   SURRENDER     When the income provided on page 1 hereof becomes payable,
      CONTRACT FOR or when a settlement option shall become operative, this SUPPLEMENTARY contract must be surrendered to the Company in exchange for
      CONTRACT      a supplementary contract which shall set forth the terms
                    and conditions of payment of such income or under such settlement option.







FORM 1171                                                             PAGE 7

                          AMOUNT OF FIRST MONTHLY PAYMENT

                      FOR EACH $1,000 OF NET TERMINATION VALUE


FIRST, SECOND AND THIRD OPTIONS - SINGLE LIFE ANNUITIES WITH:


                 Monthly
                 Payments                          Monthly Payments                                   Monthly Payments
   Adjusted     Guaranteed     Adjusted               Guaranteed                   Adjusted              Guaranteed
 Age of Payee   -----------  Age of Payee    ---------------------------   Unit  Age of Payee   ---------------------------   Unit
Male    Female  120     240  Male  Female     None    120   180      240  Refund Male  Female   None    120     180    240   Refund

 20     24     $3.38   $3.37  40     44             $4.03          $3.98         60      64     $6.01  $5.79   $5.53  $5.13  $5.44
 21     25      3.40    3.39  41     45              4.08           4.03         61      65      6.18   5.94    5.63   5.24   5.56
 22     26      3.42    3.41  42     46              4.14           4.08         62      66      6.37   6.08    5.74   5.30   5.69
 23     27      3.44    3.43  43     47              4.20           4.13         63      67      6.57   6.24    5.84   5.36   5.82
 24     28      3.46    3.45  44     48              4.26           4.18         64      68      6.79   6.40    5.95   5.41   5.96
 25     29      3.49    3.48  45     49      $4.34   4.32  $4.28    4.23  $4.21  65      69      7.02   6.57    6.05   5.46   6.11
 26     30      3.51    3.50  46     50       4.42   4.39   4.35    4.28   4.27  66      70      7.27   6.74    6.15   5.51   6.27
 27     31      3.54    3.53  47     51       4.49   4.46   4.41    4.34   4.33  67      71      7.54   6.91    6.26   5.55   6.43
 28     32      3.57    3.55  48     52       4.57   4.53   4.48    4.40   4.39  68      72      7.83   7.10    6.35   5.59   6.60
 29     33      3.60    3.58  49     53       4.65   4.61   4.55    4.46   4.46  69      73      8.14   7.28    6.45   5.62   6.80
 30     34      3.63    3.61  50     54       4.74   4.69   4.62    4.52   4.53  70      74      8.48   7.47    6.54   5.65   6.98
 31     35      3.66    3.64  51     55       4.84   4.78   4.70    4.58   4.60  71      75      8.84   7.66    6.62   5.68   7.20
 32     36      3.69    3.67  52     56       4.94   4.87   4.78    4.65   4.67  72      76      9.23   7.85    6.70   5.70   7.43
 33     37      3.73    3.71  53     57       5.04   4.97   4.87    4.71   4.76  73      77      9.65   8.04    6.77   5.71   7.65
 34     38      3.77    3.74  54     58       5.16   5.07   4.95    4.78   4.84  74      78     10.11   8.23    6.83   5.72   7.90
 35     39      3.80    3.78  55     59       5.28   5.18   5.04    4.85   4.93  75      79     10.61   8.41    6.88   5.72   8.18
 36     40      3.84    3.82  56     60       5.40   5.29   5.13    4.91   5.02  76      80             8.58           5.72
 37     41      3.89    3.85  57     61       5.54   5.41   5.23    4.98   5.12
 38     42      3.93    3.90  58     62       5.69   5.53   5.33    5.05   5.22
 39     43      3.98    3.94  59     63       5.84   5.66   5.43    5.11   5.33


FOURTH OPTION - JOINT AND LAST SURVIVOR ANNUITY

                                                                         Adjusted Age of Payee
      Adjusted Age of       -----------------------------------------------------------------------------------------------
      Secondary Payee        Male 45       Male 50       Male 55        Male 60         Male 65      Male 70
     Male        Female     Female 49     Female 54     Female 59      Female 64       Female 69    Female 74       Male 75
       36            40       $3.68          $3.73         $3.77          $3.80          $3.82         $3.83          $3.84
       41            45        3.81           3.89          3.95           4.00           4.04          4.06           4.08
       46            50        3.93           4.05          4.15           4.24           4.30          4.35           4.38
       51            55        4.03           4.21          4.37           4.51           4.62          4.70           4.76
       56            60        4.13           4.35          4.58           4.80           4.99          5.14           5.25
       61            65        4.20           4.47          4.78           5.09           5.39          5.65           5.86
       66            70        4.25           4.57          4.94           5.36           5.81          6.23           6.60
       71            75        4.29           4.64          5.07           5.59           6.19          6.83           7.45
       76            80        ---            4.68          5.15           5.75           6.50          7.37           8.33
       81            85        ---            4.71          5.21           5.87           6.72          7.81           9.13

The monthly payment for any combination of ages not shown will be quoted upon request.



FIFTH OPTION - PAYMENTS FOR A DESIGNATED PERIOD

                     Amount of                                   Amount of                                  Amount of
    Years of      Monthly Payment               Years of      Monthly Payment               Years of      Monthly Payment
    Payment  Gen. Acct.      Sep. Acct.         Payment   Gen. Acct.    Sep. Acct.          Payment  Gen. Acct.     Sep. Acct.
       1       $84.47         $84.65               11      $8.86          $9.09                21      $5.32          $5.56
       2        42.86          43.05               12       8.24           8.46                22       5.15           5.39
       3        28.99          29.19               13       7.71           7.94                23       4.99           5.24
       4        22.06          22.27               14       7.26           7.49                24       4.84           5.09
       5        17.91          18.12               15       6.87           7.10                25       4.71           4.96
       6        15.14          15.35               16       6.53           6.76                26       4.59           4.84
       7        13.16          13.38               17       6.23           6.47                27       4.47           4.73
       8        11.68          11.90               18       5.96           6.20                28       4.37           4.63
       9        10.53          10.75               19       5.73           5.97                29       4.27           4.53
       10        9.61           9.83               20       5.51           5.75                30       4.18           4.45


FORM 1170-1171                                                            PAGE 8

                         THE FRANKLIN LIFE INSURANCE COMPANY


                         A Brief Description of This Contract

This is a Single Payment Deferred Variable Annuity or Variable and Fixed Annuity Contract. A death benefit is payable before Maturity Date. Income is payable for life, first payment at Maturity Date. Income is payable for life, first payment at Maturity Date.

     ALL INCOME PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT,
     WHEN BASED ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT,
     ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.





FORM 1171